Exh. 99.1

November 5, 2004

                   Technology Funding Medical Partners I, L.P.
                     Re: Termination and Final Distribution

Dear Limited Partner:

As you know, Technology Funding Medical Partners I, L.P. (the "Partnership") has been in liquidation since its term expired on December 31, 2002. The Partnership has completed the liquidation process, and the Certificate of Cancellation will be filed with the Secretary of State of the State of Delaware on or around November 10, 2004.

As the last step in the liquidation process, the Managing General Partners on November 3, 2004, declared a final distribution of $16.39 per Limited Partner unit, totaling $1,306,629, to Limited Partners of record as of October 31, 2004.

Your final distribution check and a statement setting forth the assets and liabilities of the Partnership as of its termination, as required by Article
15.02 of the Amended and Restated Limited Partnership Agreement, are enclosed with this letter.

If you are an IRA, Keogh or pension plan investor, or your distributions have been otherwise directed to a trustee/custodian or third party, your distribution has been mailed directly to your trustee/custodian or third party.

The only additional communication you will receive from the Partnership is a Schedule K-1 with the tax information you will need to complete your 2003 federal and state tax returns. Schedule K-1s will be mailed in the first quarter of 2005.

Liquidation Process
-------------------

In 2002, the Partnership's Independent General Partners ("IGPs") adopted a plan of liquidation and approved the retention of Burnham Securities, Inc., an independent third party, to value the Partnership's private holdings and seek buyers for those assets.

In September 2001, the Partnership began to liquidate its publicly traded holdings. In 2003, Acusphere, Inc., conducted an initial public offering. After the expiration of the 180-day lock-up period in April 2004, the Partnership continued the liquidation process, selling all of its Acusphere and LifeCell Corporation shares on the open market for net proceeds of $1,344,832.

In November 2002, the Partnership sold its investment in R2 Technology, Inc., a private company in the biotechnology industry, to a third party identified by Burnham for $209,670 and a realized gain of $75,402. In 2003, the three remaining private companies in the portfolio - Prolinx, Inc., Periodontix, Inc., and Triangle Biomedical Sciences, Inc. - were written off. Prolinx filed for bankruptcy and went out of business in March 2003.

Periodontix sold its assets to Demegen, Inc., in July 2001. Under the terms of the sale, the Partnership received nothing for its Periodontix shares. After a review of the sale documents and discussions with the Partnership's certified public accountants, the IGPs determined that the shares had no value, and the investment was written down to zero.

Triangle Biomedical is a small private company that acquired 100% of the Partnership's interest in Naiad Technologies, Inc., in August 1999 after Naiad's investor group concluded that the company could not survive as an independent entity. The Partnership received shares in Triangle in exchange for its Naiad shares. Burnham received no bids for the Partnership's Triangle Biomedical shares, and the Triangle investment, which had a cost basis of $10,614, was subsequently written down to zero.

The Partnership expects no further return on its investments in these three entities, and all three investments have been written off for tax purposes.

The Partnership's venture capital limited partnership investment, Medical Science Partners II, L.P., terminated on December 31, 2003. In May 2004, the Partnership received notice from Medical Science Partners II that it will receive a final distribution from this investment consisting of a small number of shares in six privately held companies. The IGPs subsequently retained Burnham to appraise those assets and identify potential buyers. The Partnership anticipates that the value of these private holdings will be negligible and immaterial to the Partnership's liquidation.

In May 2004, the Managing General Partners declared an interim distribution of $13 per Limited Partner Unit totaling $1,036,308. Distribution checks were mailed to Limited Partners or their designated trustee/custodian on or about May 20, 2004.

At their regular quarterly meeting in September 2004, the IGPs reviewed the costs associated with winding down the Partnership, including reasonable provision for payment of all current, contingent and unmatured claims and liabilities. By unanimous vote, the IGPs directed the Managing General Partners to set aside $248,135 to cover the wind-down costs of the Partnership and proceed with the termination of the Partnership, as outlined in Article 15 of the Amended and Restated Limited Partnership Agreement (the "Partnership Agreement"), including the final distribution to Limited Partners.

If you have any additional questions about the Fund's dissolution, liquidation and termination, please call Client Services at 800-821-5323.

Thank you,

Technology Funding

I.  FINANCIAL INFORMATION

STATEMENTS OF NET ASSETS IN LIQUIDATION
---------------------------------------

                                          (unaudited)
                                          October 31,
                                              2004
                                          -------------
ASSETS

Equity investments                         $       --
Cash and cash equivalents                   1,558,135
                                            ---------
     Total assets                          $1,558,135
                                            =========

LIABILITIES AND PARTNERS' CAPITAL

Accounts payable and accrued expenses      $       --
Due to related parties, net                        --
Estimated liquidation and hold-back costs     248,135
                                            ---------
     Total liabilities                        248,135

Partners' capital:
 Limited Partners
 (79,716 Units outstanding)                 1,306,629
 General Partners                               3,371
                                            ---------

     Total partners' capital                1,310,000
                                            ---------

     Total liabilities and
       partners' capital                   $1,558,135
                                            =========